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                                  UNITED STATES
                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20249

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                             Fluor Daniel GTI, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, Par Value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   34386C-10-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                   Raymond M. Bukaty, Esq., Fluor Corporation
                     3353 Michelson Drive, Irvine, CA 92698
                                 (714) 975-6692
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                December 3, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filings of this Statement)

If the filing person has previously filed a statement of Schedule 13G to report the acquisition which is the subject to this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for the other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------                                          -----------------
CUSIP No. 34386C-10-6                                          Page 2 of 5 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        FLUOR CORPORATION
        95-0740960
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)    [X]
                                                                 (b)    [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                                  [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
     NUMBER OF         7    SOLE VOTING POWER
      SHARES
    BENEFICIALLY            0
     OWNED BY          ---------------------------------------------------------
       EACH            8    SHARED VOTING POWER
     REPORTING
      PERSON                0
       WITH            ---------------------------------------------------------
                       9    SOLE DISPOSITIVE POWER

                            0
                       ---------------------------------------------------------
                       10   SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

---------------------                                          -----------------
CUSIP No. 34386C-10-6                                          Page 3 of 5 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        FLUOR DANIEL, INC.
        95-2758280
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)    [X]
                                                                 (b)    [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                                  [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        CALIFORNIA
--------------------------------------------------------------------------------
     NUMBER OF         7    SOLE VOTING POWER
      SHARES
    BENEFICIALLY            0
     OWNED BY          ---------------------------------------------------------
       EACH            8    SHARED VOTING POWER
     REPORTING
      PERSON                0
       WITH            ---------------------------------------------------------
                       9    SOLE DISPOSITIVE POWER

                            0
                       ---------------------------------------------------------
                       10   SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

---------------------                                          -----------------
CUSIP No. 34386C-10-6                                          Page 4 of 5 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        FD ENGINEERS & CONSTRUCTORS, INC.
        95-3361207
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)    [X]
                                                                 (b)    [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                                  [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        CALIFORNIA
--------------------------------------------------------------------------------
     NUMBER OF         7    SOLE VOTING POWER
      SHARES
    BENEFICIALLY            0
     OWNED BY          ---------------------------------------------------------
       EACH            8    SHARED VOTING POWER
     REPORTING
      PERSON                0
       WITH            ---------------------------------------------------------
                       9    SOLE DISPOSITIVE POWER

                            0
                       ---------------------------------------------------------
                       10   SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

        The Schedule 13D, filed May 21, 1996 (the "Schedule 13D") of Fluor Corporation, FD Engineers & Constructors, Inc. and Fluor Daniel, Inc. (collectively, "Fluor"), as amended by Amendment No. 1 thereto filed December 12, 1996, Amendment No. 2 thereto filed February 19, 1997, and Amendment No. 3 filed December 30, 1997, is further amended to reflect that on December 3, 1998, Fluor ceased to own, directly, beneficially or otherwise, any shares of Fluor Daniel GTI, Inc.


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 3, 1998


Fluor Corporation                                  Fluor Daniel, Inc.


By: /s/ LAWRENCE N. FISHER                   By: /s/ LAWRENCE N. FISHER
    -----------------------------------          -------------------------------
    Lawrence N. Fisher, Senior                   Lawrence N. Fisher, Vice
    Vice President-Law & Secretary               President and Secretary


                                             FD Engineers & Constructors, Inc.


                                             By: /s/ LAWRENCE N. FISHER
                                                 -------------------------------
                                                 Lawrence N. Fisher, Secretary




                               Page 5 of 5 Pages